Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF BEACON ROOFING SUPPLY, INC.

February 16, 2024

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware

Beacon Roofing Supply, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:
First: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) by the Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of 650,000 shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series A Cumulative Convertible Participating Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock (the “Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on December 29, 2017.
Second: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designations.
Third: Pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board adopted resolutions on February 15, 2024, approving the elimination of the Series A Preferred Stock as set forth herein:
RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designations;
RESOLVED, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation; and
RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to prepare, execute and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination as required by the General Corporation Law of the State of Delaware (the “DGCL”) in order to effect the cancellation and elimination of the Series A Preferred Stock, and any and all documents required to be filed therewith.
Fourth: In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination is hereby amended to eliminate all references to the Series A Preferred Stock.
[Signature page follows.]

IN WITNESS WHEREOF, Beacon Roofing Supply, Inc. has caused this Certificate of Elimination to be duly executed in its corporate name as of the date first written above.

BEACON ROOFING SUPPLY, INC.

By:	/s/ Christine Reddy
Name:	Christine Reddy
Title:	Executive Vice President, General Counsel and Secretary
[Signature Page to the Certificate of Elimination]